Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

Registration Statement under the Securities Act of 1933

(Form Type)

Eagle Financial Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, par value $2.50 per share	457(c) and 457(h)	160,000 shares (4)	$42.27	$6,763,200.00	$138.10 per $1,000,000	$934.00
Total Offering Amounts					$6,763,200.00		$934.00
Total Fee Offsets (4)							--
Net Fee Due							$934.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares that may be offered or issued under the Eagle Financial Services, Inc. 2026 Employee Stock Purchase Plan by reason of stock splits, stock dividends, or similar transactions.

(2)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices for a share of the registrant’s common stock on June 25, 2026, as reported on the Nasdaq Capital Market.

(3)
Rounded up to the nearest penny.

(4)
The registrant doesn’t have any fee offsets.